The following companies are subsidiaries of WNL Holding Corp.:
 American General Annuity Insurance Company
 AGA Brokerage Services, Inc.
  AGA investment Advisory Services, Inc.
  American General Assignment Corporation
 Independent Advantage Financial & Insurance Services, Inc.
  Western National Financial Institution Group, Inc.
  WNL Insurance Services, Inc.

WNL Holding Corp. is a subsidiary of Western National Corporation, which is a subsidiary of AGC Life Insurance Company, which is a subsidiary of American General Corporation.